Rajeev Syal
Senior Executive Vice President
Chief Human Resources Officer
rajeev.syal@huntington.com
Huntington Bancshares Incorporated
41 South High Street - HC1033
Columbus, OH 43287
614.480.5461 OFFICE

January 19, 2024
VIA HAND DELIVERY
Julie C. Tutkovics
Re:    Transition and Separation from Service
Dear Julie:
On behalf of Huntington Bancshares Incorporated (together with its affiliates, the “Company”), I want to thank you for your many contributions and years of service to the Company. This letter agreement (this “Letter Agreement”) sets forth the terms of your transition and separation from employment with the Company.
1.TRANSITION PERIOD AND SEPARATION DATE
From the date hereof through March 1, 2024, you will continue with the title of Chief Marketing & Communications Officer and provide such services as may be reasonably requested Steve Steinour, Chairman, President, and CEO of the Company. From March 1, 2024 through April 1, 2024 (the "Separation Date"), you will not be expected to perform all of your typical job responsibilities for the Company; however, you will be expected to (and you agree to) be available when requested, which includes without limitation be available for questions as needed, promptly responding to telephone and email messages, providing any requested information, and generally cooperating with other requests from the Company. The period from the date hereof through the Separation Date will be referred to herein as the "Transition Period."

During the Transition Period, you will continue to be eligible to receive compensation and benefits (subject to the terms of the applicable benefit plans) on the same basis as applies to you prior to the date hereof, except you will not be granted any additional equity incentive awards.
Effective as of the Separation Date, your service as an employee of the Company in all capacities, including any director positions you may hold with the Company, will automatically terminate. You agree that no further action is required by you or the Company to effectuate the terminations provided for in this paragraph effective, but you nonetheless agree to execute any documentation the Company requests at the time to confirm it.

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2.SEVERANCE BENEFITS
In connection with your separation from employment, and in consideration for your (i) service to the Company through the Separation Date, (ii) compliance with the terms of this Letter Agreement and all other restrictive covenants applicable to you, and (iii) satisfaction of the requirement to sign the Confidential Enhanced Transition Agreement, Release, and Waiver of All Claims substantially in the form attached hereto as Exhibit A (the "Release Agreement") on or following the Separation Date, and your non-revocation of the Release Agreement prior to its becoming effective and irrevocable within the time period set forth therein (the "Release Requirement"), you shall be eligible for Enhanced Transition Pay under the Company's Transition Pay Plan, as amended, and the other certain severance benefits as set forth under the heading "Severance Benefits" on the Schedule of Entitlements attached to the Release Agreement (collectively, the "Severance Benefits"). You understand that if the Release Requirement is not satisfied, you will not be eligible to receive the Severance Benefit.

The Severance Benefits and the Equity Award Treatment shall be in full satisfaction of the obligations of the Company has to you under this Letter Agreement, the Transition Pay Plan and any other plan, agreement, policy or arrangement of the Company upon your separation from employment, including the Retention Letter between you and the Company, dated June 9, 2016 (the "Retention Letter"), other than any vested benefits (including your benefit under the FirstMerit SERP and the Retention Amount as provided in the Retention Letter) and other rights to which you may be entitled under any other Company employee benefit plan by reason of your employment with the Company that cannot legally be waived. Except as otherwise required by applicable law, your participation under any Company employee benefit plans and programs will cease as of the Separation Date, and your rights under any such plan or program shall be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law. In no event shall you be entitled to severance pay or termination benefits beyond the Severance Benefits and the Equity Award Treatment.

Nothing in this Letter Agreement shall prohibit the Company from terminating your employment prior to the Separation Date for Cause or you from voluntarily terminating your employment prior to the Separation Date; provided that, in each such case, you shall be eligible only for any accrued but unpaid annual base salary due for the period you worked to the extent not theretofore paid, any business expenses incurred by you in accordance with the applicable Company policy that have not been reimbursed by the Company as of your termination date and any other vested benefits or other rights to which you may be entitled under any other Company employee benefit plan by reason of your employment with the Company that cannot legally be waived, and which are not otherwise subject to forfeiture upon a termination for Cause.
3.RESTRICTIVE COVENANTS
You acknowledge and agree that the confidentiality, non-solicitation and non-competition covenants contained in the Retention Letter, the Release Agreement, the covenants applicable to you pursuant to the terms of the applicable equity award agreements between you and the Company, and any policies or rights of the Company that continue to apply following termination of service, including any clawback or recoupment policy or rights, will remain in full force and effect in accordance with their terms, and your rights under this Letter Agreement to the Severance Benefits are subject to and conditioned upon compliance therewith. You further acknowledge and agree that your continued compliance with such restrictive covenants survive your termination of employment and are a condition to the right to receive or continue to receive such payments and benefits, and that a violation by you of any such covenants would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Letter Agreement, the Retention Letter, the Release Agreement, the equity award agreements or any other agreements or policies to the contrary, in addition to any other damages the Company is able to show, in the event you violate any of the covenants referenced in this Section 3, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the Severance Benefits to the extent not previously paid or provided, (ii) the prompt return by you of any portion of such

Internal Use

compensation and the value of such benefits previously paid or provided (including forfeiture of any equity incentive awards that vested or the repayment of the value of any equity incentive awards that vested and have been exercised or settled, as applicable), and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants referenced in this Section 3 in addition to any other legal or equitable remedies it may have.

4.MISCELLANEOUS
As of the Separation Date (or your earlier termination of employment for any reason), you shall deliver to the Company (or, if requested by any member of the Company, destroy) all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your

This Letter Agreement and the Release Agreement set forth the entire agreement and understanding between you and the Company with respect to your transition and separation and supersede any prior discussions with respect thereto. The first four paragraphs of the "Additional Provisions" section of the Retention Letter are incorporated herein by reference, with any such modifications as are necessary lo reflect appropriately the incorporation into this Letter Agreement.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflict of law rules. This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.
IN WITNESS WHEREOF, each of you and the Company has executed this Letter Agreement as of the date(s) set forth below.

/s/ Julie C. Tutkovics
Julie C. Tutkovics
Date: February 13, 2024

HUNTINGTON BANCSHARES INCORPORATED
By: /s/ Raj Syal
Raj Syal
Chief Human Resources Officer
Date: January 19, 2024

[Signature Page to Transition Letter Agreement]

Internal Use

Exhibit A
CONFIDENTIAL ENHANCED TRANSITION AGREEMENT,
RELEASE, AND WAIVER OF ALL CLAIMS
This Enhanced Transition Agreement, Release, and Waiver of All Claims (hereinafter “Agreement”) is being executed by and between Huntington Bancshares Incorporated and its past, present and future parent and subsidiary entities, corporations, predecessors, successors, affiliates and assigns (hereinafter individually and collectively “Huntington”) and Julie C. Tutkovics, including her heirs, estate, executors, administrators, successors, assigns, and other personal representatives (hereinafter “Executive”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Transition Letter Agreement with Huntington dated as of January 19, 2024 (the “Letter Agreement”).
BACKGROUND INFORMATION
    A.    Executive’s employment with Huntington has been identified for termination due to organizational restructuring and consequent position elimination, and at no fault of the Executive, Executive is a “displaced employee” under Huntington’s Transition Pay Plan.
B.    As a “displaced employee,” Executive is eligible to receive Enhanced Transition Pay under Huntington’s Transition Pay Plan.
    C.    Enhanced Transition Pay is only available under Huntington’s Transition Pay Plan to those displaced employees who sign an Enhanced Transition Agreement, Release, and Waiver of All Claims.
    D.    Huntington and Executive mutually agree that Executive’s employment with Huntington will terminate on the Separation Date. Executive’s employment termination is not part of a group termination program and is the result of factors unique to Executive.
STATEMENT OF AGREEMENT
    The parties to this Agreement acknowledge the accuracy of the above Background Information and agree as follows:
1.Payment to Executive.  In exchange for Executive’s agreement and adherence to Executive’s obligation under this Agreement and the Letter Agreement, Huntington agrees to pay or provide the severance and other benefits (in each case, minus all applicable and required taxes, deductions, and withholdings) as set forth on the Schedule of Entitlements attached as Annex A hereto, at the times set forth therein.
Executive acknowledges and agrees that except as set forth in this Agreement, Executive will not be entitled to receive, and Huntington will not be obligated to make, any other payment to Executive related to employment with, compensation by, and separation from Huntington, except for accrued but unpaid annual base salary due for the period Executive worked to the extent not theretofore paid, any business expenses incurred by Executive in accordance with the applicable Huntington policy that have not been reimbursed by Huntington as of Executive’s termination date and any other vested benefits or other rights to which Executive may be entitled under any other Huntington employee benefit plan by reason of Executive’s employment with Huntington that cannot legally be waived.

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Executive expressly acknowledges that, but for this Agreement, Executive would not otherwise be entitled to the amounts set forth under the heading “Severance Benefits” on the Schedule of Entitlements attached as Annex A hereto in this Agreement (hereinafter “Severance Benefits”) and that the Severance Benefits are sufficient consideration for Executive’s release and waiver of claims and the other obligations that Executive has agreed to undertake in this Agreement.
2.Repayment Requirements. Huntington may cease any remaining payments due under this Agreement and require Executive to repay any Severance Benefits (other than Basic Transition Pay) already paid to Executive if Executive has: (a) perpetrated an act of fraud, self-dealing, dishonesty, misappropriation, intentional unlawful conduct, or criminal conduct adverse to Huntington; (b) disrupted or interfered with or attempted to disrupt or interfere with Huntington’s business or business relationships, or maligned, defamed, or otherwise disparaged Huntington, its subsidiaries, or the officers, managers or agents of Huntington or its subsidiaries; (c) materially breached any of Executive’s obligations under Paragraphs 7, 9, 10, 11 and/or 17 of this Agreement; or (d) made or published, orally, in writing, or via computer, any false statement of a material nature concerning Huntington, any of its subsidiaries, or any of its current or past officers, directors, employees, or customers.
3.Deferred Compensation and Equity Awards. Executive acknowledges and agrees that the terms of the equity award agreements and the terms of any applicable deferred compensation plans will govern Executive’s compensation and/or benefits under those agreements and plan(s), respectively. A summary of Executive’s compensation and/or benefits under those agreements and plan(s) is attached as Annex A hereto.

4.COBRA. If Executive is currently participating in any Huntington group health insurance plans, information regarding Executive’s right to elect COBRA continuation coverage with the option to elect based on the same plan coverage Executive had as of Executive’s Separation Date, at Executive’s sole expense, will be sent to Executive via separate letter.
5.Release of Huntington by Executive. In exchange for the benefits set forth above, the adequacy and sufficiency of which Executive expressly acknowledges, and all other consideration related to same, Executive RELEASES, WAIVES, REMISES, AND FOREVER DISCHARGES Huntington, as defined in this Agreement and, for purposes of this Paragraph, as further defined to include all of Huntington’s past, present, and future assigns, predecessors, successors, affiliates, parent and subsidiary organizations, divisions and corporations, acquired or merged entities, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities (all hereinafter referred to in this Paragraph as “Released Parties”), from all claims, demands, administrative charges, complaints, legal rights, compensation, obligation, actions, interests, debts, liabilities, damages, costs, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal, equitable, or administrative, whether known or unknown, which Executive may now have against the Released Parties, either individually, jointly, or severally, based upon acts or omissions that have occurred from the beginning of time to the effective date of this Agreement, including without limitation, those arising out of, or in any way related, directly or indirectly, to Executive’s employment with, compensation by or termination from Huntington under any possible legal, equitable, tort, contract, or statutory or public policy theory, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Employee Retirement Income Security Act

(“ERISA”) (other than the ERISA provisions that cannot be waived under the law), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Pay Act of 2009, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Comprehensive Omnibus Budget Reconciliation Act, the Michigan Elliott-Larsen Civil Rights Act, the Ohio Civil Rights Act, Ohio Rev. Code §§ 4112.01, 4112.02, and 4112.14, Ohio common law, and all federal, state or local laws, rules, regulations, orders, or common law principles governing, regulating, or affecting the rights or obligations of employers and employees, as well as all similar, comparable, or additional state statutes, local statutes, ordinances, and common law principles including, without limitation, claims for discrimination, harassment, hostile work environment, retaliation, breach of contract, violation of public policy, personal injury, and intentional infliction of emotional distress.

To the greatest extent permitted by law, and to the extent that Executive has not already done so in a previous agreement, Executive waives any right or ability to be a class or collective-action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Huntington or any other Released Party identified in this Agreement is a party.

This release and waiver does not apply to claims arising after the effective date of this Agreement or to any previously vested rights Executive may have (i) to the payments and benefits set forth on Annex A hereto, which Executive agrees is an accurate and complete representation of the entitlements payable to Executive under this Agreement, the Transition Letter, the Retention Letter and the applicable equity award agreements, (ii) under Huntington’s medical, dental, and/or vision insurance plans, (iii) any rights under the terms of any qualified retirement plans covering Executive, (iv) any claims for workers’ compensation benefits, (v) accrued but unpaid annual base salary due for the period Executive worked to the extent not theretofore paid and any business expenses incurred by Executive in accordance with the applicable Huntington policy that have not been reimbursed by Huntington as of Executive’s termination date, and (vi) rights of indemnification (and advancement of expenses) or to directors’ and officers’ insurance coverage to the extent applicable to Executive pursuant to Huntington’s bylaws, articles supplementary or other plans, policies or arrangements. This release does not apply to any claims that Executive may not, by law, release through an agreement such as this. Further, this release does not prohibit Executive from filing a complaint or charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”), nor does this Agreement limit any rights Executive may have under the Speak Out Act. While this Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency, Executive does forever waive the right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Huntington or any resulting civil proceeding or lawsuit that may be commenced on Executive’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.

6.Executive Representations. Executive specifically represents, warrants, and confirms that, up to and including the final pay received from Huntington following Executive’s separation of employment and for which Executive received documentation to reflect the amounts to be paid prior to separation, Executive has received pay on a salary basis without improper deductions.

7.Confidential and Proprietary Information. Executive expressly agrees and acknowledges Executive’s continuing obligation to maintain the confidentiality of proprietary information gained during employment with Huntington, as set forth in the applicable equity award agreements between Executive and Huntington.

8.Non-Admission. This Agreement is made and accepted under Huntington’s Transition Pay Plan. Neither Huntington or the Executive will consider, deem or suggest that anything in this Agreement constitutes an admission of liability, wrongdoing or fault.
9.Confidentiality. Executive agrees to keep the terms and conditions of this Agreement confidential. Additionally, Executive agrees not to disclose or permit disclosure of any information concerning this Agreement to any other person, commercial or non-profit entity, and/or any print, radio or television news media, including any commercial or non-profit newspaper, publication or broadcast, of any kind whatsoever, except: (a) as required by court order, but only after first notifying and discussing such order with Huntington; (b) as necessary for tax planning and/or preparation or to respond to inquiries or audits by a federal, state, or local taxing authority; (c) as evidence in any subsequent legal proceeding in which either party alleges a breach of this Agreement; or (d) to Executive’s legal counsel and immediate family. Nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any Government Agency, or any agency Inspector General, or otherwise limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted with any Government Agency, including providing documents or other information, without notice to Huntington or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.Continuing Obligations. Executive acknowledges and agrees that the confidentiality, non-solicitation and non-competition covenants contained in the Retention Letter and the covenants applicable to Executive pursuant to the terms of the applicable equity award agreements between Executive and Huntington remain in full force and effect in accordance with their terms. Executive’s rights to the Severance Benefits (other than the Severance Benefits that are not subject to a release requirement as noted in Annex A) are subject to and conditioned upon compliance with such restrictive covenants. Executive further acknowledges and agrees that Executive’s continued compliance with such restrictive covenants that survive Executive’s termination of employment are a condition to the right to receive or continue to receive such payments and benefits, and that a violation by Executive of any such covenants would cause irreparable damage to Huntington in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Release Agreement, the Letter Agreement, the Retention Letter, the equity award agreements or any other agreements or policies to the contrary, in addition to any other damages Huntington is able to show, in the event you violate any of the covenants referenced in this Paragraph 10, Huntington shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment, of the Severance Benefits (other than the Basic Transition Pay) to the extent not previously paid or provided, (ii) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity incentive awards that vested or the repayment of the value of any equity incentive awards that vested and have been exercised or settled, as applicable), and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants referenced in this Paragraph 10 in addition to any other legal or equitable remedies it may have.

11.Non-Disparagement. Executive agrees not to make any disparaging remarks at any time after signing this Agreement to anyone about Huntington, as defined in this Agreement. Executive further agrees to refrain from any conduct, activity, or conversation that is intended to or does interfere with or disparage the relationships between Huntington and its employees, customers, suppliers, or others. Nothing herein is intended or shall be interpreted as limiting Executive’s rights to communicate with a Government Agency, as provided for, protected under, or warranted by applicable law.
12.Complete Agreement. This Agreement, together with the Letter Agreement, the Retention Letter, any equity award grant agreements (including any amendments thereto approved by the Huntington Board of Directors), and/or any previous agreements by Executive regarding non-competition, non-disclosure of confidential information, non-solicitation of customers, and/or non-recruitment of employees (which are incorporated into this Agreement and shall remain in full force and effect according to their terms following execution of this Agreement), contain and comprise all of the agreements and understandings between the parties. No additions, amendments, or other changes to this Agreement will be made or be binding on either party unless made in writing and signed by each party to this Agreement. No promise, inducement, or agreement not expressed herein has been made by any party to influence signing of this Agreement. The parties further agree that this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.
13.Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this Agreement.
14.Validity. If and to the extent that either Executive or Huntington breaches part or all of any provision of this Agreement, such alleged breach shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Similarly, if, and to the extent that, any court of competent jurisdiction holds that part or all of any provision of this Agreement is invalid, such invalidity shall not affect the remaining terms of that provision or the remaining provisions of this Agreement, which shall remain in full force and effect.
15.Review of Agreement and Voluntary Execution. Executive acknowledges that this Enhanced Transition Agreement, Release, and Waiver of All Claims and its Exhibit A has been explained to Executive, that it is written in a manner that Executive understands, that in exchange for entering into this Agreement, Executive is receiving consideration of value to which Executive is not already entitled, that Executive has had at least 21 calendar days to consider whether to sign the Agreement, that Executive understands the rights Executive is releasing and waiving by signing this Agreement, that such rights and claims do not include those that may arise after Executive signs this Agreement, and that Executive has been advised by this writing to consult with an attorney prior to signing this Agreement. Executive agrees and represents that Executive has been advised of and fully understands the right to discuss all aspects of this Agreement with counsel of Executive’s choice. Executive’s signing of this Agreement establishes that Executive has sought the advice of or had sufficient opportunity to seek the advice of counsel by the date Executive signed the document, and that if Executive signs the

Agreement before the end of the 21-day consideration period, Executive’s decision to shorten the 21-day consideration period was knowing and voluntary. Executive acknowledges that Executive has carefully read and fully understands all the provisions of this Agreement. Executive further acknowledges that Executive signed this Agreement with full, knowing, and voluntary agreement as to its terms and without coercion, intimidation, or pressure.
16.Revocation Period and Effective Date. Executive will have seven (7) calendar days from the date Executive signs the Agreement to change Executive’s mind and revoke the Agreement, in which case this Agreement shall be ineffective and of no legal force. Such revocation must be made in writing and sent via hand delivery, courier, facsimile, overnight delivery, or United States Mail to Rajeev Syal, Chief Human Resources Officer, The Huntington National Bank, 41 S. High Street, HC1033, Columbus, Ohio 43287 or Rajeev.Syal@huntington.com (email). To be effective, such revocation must be received by Huntington no later than 5:00 p.m. on the seventh (7th) calendar day following Executive signing this Agreement. If this Agreement is revoked, then there is no obligation on the part of Huntington to pay Executive any benefits under this Agreement, and Executive agrees to repay to Huntington any Severance Benefits (other than Basic Transition Pay) previously provided to Executive. The date following the expiration of this revocation period will be the date on which this Agreement shall become effective, binding, and enforceable. Executive further understands agrees that if Executive signs and returns this Agreement prior to the Separation Date, Executive will provide Huntington an additional release and waiver covering the period between the date Executive signs this Agreement and the Separation Date.
17.Cooperation Agreement. Executive agrees that, if requested by Huntington, Executive will be available to consult with Huntington on business or litigation matters in which Executive was involved or had knowledge of while a Huntington employee, including providing factual affidavits upon request and sitting for depositions or other discovery related proceedings. For requests made by Huntington under this Agreement, Huntington agrees to reimburse Executive for any travel, lodging, long distance phone charges, copying charges, facsimile charges, and meal expenses that Executive may reasonably incur in providing consultation, provided Huntington has pre-approved such expenses.
18.Executive’s Responsibility for Tax and Social Security Liability. Executive acknowledges and agrees that Executive is responsible for any and all of Executive’s own federal, state, and local tax, FICA, and social security liabilities and consequences that may result from Executive’s receipt of the payments referenced in this Agreement. Executive agrees to indemnify Huntington against any and all such liabilities or resulting consequences that may arise as a result of Executive’s receipt of such payments, including assessments, judgments, fines, interests, and penalties. Executive further agrees that Huntington shall not be required to pay any further sums to Executive for any reason even if the tax and/or social security liabilities and resulting consequences to Executive are ultimately assessed in a fashion that Executive does not presently anticipate.
19.Section 409A of the Code. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and construed consistently with such intent. Payments and benefits provided herein are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A- 1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Each payment and benefit under this Agreement shall constitute a “separately identified” amount (within the meaning of Treasury regulation §1.409A-2(b)(2)). To the extent that any payments and benefits under this Agreement constitute the payment of deferred compensation that is subject to Section 409A: (a) all references in this Agreement to Executive’s termination of employment shall mean Executive’s “separation from service” (within the meaning of Section 409A) and (b) each payment and benefit that is conditioned upon Executive’s execution of a release and that is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee” (within the meaning of Section 409A) as of the date of Executive’s separation from service, then to the extent any amount or benefit payable under this Agreement (a) constitutes the payment of nonqualified deferred compensation, (b) is payable upon Executive’s separation from service, and (c) would be payable prior to the six-month anniversary of Executive’s separation from service, payment of such amount shall be delayed until the earlier to occur of the six-month anniversary of the date of such separation from service and the date of Executive’s death. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred. The right to any reimbursement or in- kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A, Huntington and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such taxes or penalties, to the extent possible; provided that in no event shall Huntington be responsible for any taxes or penalties that arise in connection with any amounts payable under this Agreement.

20.Governing Law. Any questions concerning the intent, validity, meaning or enforcement of this Agreement shall be construed and resolved according to ERISA or other applicable federal law. To the extent that ERISA or other applicable federal law does not govern the interpretation or enforcement of any terms of this Agreement, then the laws of the state of Ohio shall be applied. Executive further agrees to the United States District Court, Southern District of Ohio, Eastern District of Columbus, Ohio as the court of competent jurisdiction and venue for any actions or proceedings brought by Executive related to this Agreement, and hereby irrevocably consents to such designation, jurisdiction, and venue.
21.Counterparts. The parties also specifically agree that: (a) this Agreement may be executed in counterparts which collectively shall be one Agreement; (b) a signed photocopy or .pdf of this Agreement is effective as an original; and (c) signed emailed or scanned signatures are effective as originals.
22.Severability. If a court or other binding legal authority finds that any provision in this Agreement other than the release of claims is invalid, the invalidity will not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications.
23.Captions. Captions to the various sections of this Agreement are not part of the content of this Agreement but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have signed this Enhanced Transition Agreement, Release, and Waiver of All Claims. This Agreement may be signed in duplicate or in separate counterparts, with these duplicate agreements or separately signed counterparts, taken together, forming a binding agreement on all parties.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING ENHANCED TRANSITION AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEREBY THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS. THIS AGREEMENT SHOULD NOT BE EXECUTED BY EXECUTIVE BEFORE THE SEPARATION DATE.

Julie C. Tutkovics
_________________________

Date: _____________________

Huntington Bancshares Incorporated and its Subsidiaries
By:
Rajeev Syal
Chief Human Resources Officer

Date:

[Signature Page to Enhanced Transition Agreement, Release, and Waiver of All Claim]

Annex A
Schedule of Entitlements

Severance Benefits

	Amount/Benefit	Payment Date (subject to the Release Requirement except as noted)
Basic Transition Pay	$20,192.30	Paid as lump sum in accordance with Huntington’s regular payroll schedule (not subject to the Release Requirement)
Enhanced Transition Pay	$504,807.50	Paid as a lump sum within 45 days after this Agreement becomes effective, but in any event no later than on the last payroll date on or prior to March 15, 2025
Additional Payment	$150,000.00	Paid as a lump sum within 45 days after the Agreement becomes effective, but in any event no later than on the last payroll date on or prior to March 15, 2025.
2023 Incentive Payment	$375,000.00	Not subject to any existing deferral elections. Full amount already paid to Executive in the usual course as she was employed when 2023 incentive payments were made in the usual course.

Other Payments

	Amount/Benefit[1]	Payment Date
DC Account (as defined in the Retention Letter); Current balances as of 1/12/2024[2]	Total account value: $2,347,256.70 Cash: $1,263,832.42 RSUs: 85,535 vested Huntington shares in respect of the Retention RSU Award (as defined in the Retention Letter).
Cash amount payable from the Executive Deferred Compensation Plan in a single lump sum on the first Plan distribution date that is six months following the date on which Executive experiences a “separation from service” (within the meaning of Section 409A of the Code) (the “409A Payment Date”)

Vested Retention RSU Award settled in full in shares of Company common stock on the 409A Payment Date

Acquired Deferred Comp Plans – FMER; Current balances as of 11/29/2023	DC SERP: $548,205.53 Excess Plan: $17,299.63	Distribution will be in a lump sum on the 409A Payment Date
1 Reflects account balances as of 1/12/2024; actual amounts to be determined as of payment date.
2 Includes both the Retention RSU Award and cash contributions deposited per the terms of the Retention Letter (adjusted for earnings, losses, and dividends, as appropriate based on investment elections); does not include any additional deferral elections for other compensation elements since that date.

Equity Award Treatment3

Type of Award	Number of Huntington Shares Subject to Award	Treatment on Involuntary Termination
Stock Options
See award status on Fidelity NetBenefits.

2018 ISO: 7,900 (7,900 vested/0 unvested)
2018 NQ: 44,425 (44,425 vested/0 unvested)

2019 ISO: 7,262 (7,262 vested/0 unvested)
2019 NQ: 28,078 (28,078 vested/0 unvested)

2020 ISO: 11,668 (0 vested/11,668 unvested)
2020 NQ: 70,680 (54,898 vested/15,782 unvested)

2021 ISO: 6,218 (0 vested/6,218 unvested)
2021 NQ: 44,287 (37,878 vested/ 6,409 unvested)

Under the involuntary termination handling of the equity awards in accordance with the award agreements, vested stock options remain exercisable for up to 60 days post-termination and unvested stock options are forfeited.

RSUs
2020 RSU: 11,409.545 (no proration)

2021 RSU: 14,170.158 (7,084.502 vests on 3/26/2024/;
1,181 prorated/5,904.656 forfeited)

2022 RSU: 34,592.497 (18,739 prorated/15,853.497 forfeited)

2023 RSU: 31,079.075 (9,066 prorated/22,013.075 forfeited)

Under the involuntary termination handling of the equity awards in accordance with the award agreements, all RSUs and PSUs are prorated and vested upon termination subject to a 6-month delay under IRC 409A, as applicable. Any non-prorated shares are forfeited. 2021 PSUs will be distributed in April 2024 based on the adjusted final performance results as certified by the HR & Compensation Committee at the April 2024 meeting. 2022 and 2023 PSUs will be prorated at Target (100%).
PSUs
2021 PSU: 47,188.534 (28,341.462 at Target - performance adjusted at 166.5%/0 forfeited)[4]

2022 PSU: 34,592,497 (26,907 prorated/7,685.497 forfeited)

2023 PSU: 31,079.075 (13,812 prorated/17,267.075 forfeited)

3 Terms of equity award agreements control.
4 2021 PSUs will be distributed based on the final performance adjustment as certified at the April 2024 HRCC meeting. 166.5% was applied to estimate based on the most current results reported to the HRCC at the January 2024 meeting.